Exhibit 99.1

PMV Pharmaceuticals Reports First Quarter 2024 Financial Results and Corporate Highlights

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First patient dosed in Phase 2 portion of the PYNNACLE trial which will assess rezatapopt as monotherapy in patients with TP53 Y220C and KRAS wild-type advanced solid tumors

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Phase 1 data of rezatapopt in advanced ovarian cancer featured in late-breaking oral presentation at 2024 SGO Annual Meeting on Women’s Cancer

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Cash, cash equivalents, and marketable securities of $213.1 million as of March 31, 2024, providing expected cash runway to end of 2026

PRINCETON, N.J.,May 9, 2024 (GLOBE NEWSWIRE) - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

“Dosing the first patient in the registrational, tumor-agnostic Phase 2 portion of the PYNNACLE trial is an important milestone for PMV. Our team has worked diligently to initiate this global trial and I would like to thank them for their efforts,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “Rezatapopt offers the potential to provide a new treatment option for patients with a TP53 Y220C mutation and KRAS wild-type advanced solid tumors.”

Corporate Highlights:

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First patient dosed in Phase 2 portion of the PYNNACLE trial. The multi-center, single-arm, registrational, tumor-agnostic Phase 2 trial will assess rezatapopt as monotherapy at a dose of 2000 mg once-daily in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. The primary endpoint of the trial is overall response rate per blinded independent central review. The trial is designed to enroll 114 patients across five cohorts at approximately 60 sites across the U.S., Europe, and Asia-Pacific.
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Phase 1 data of rezatapopt in advanced ovarian cancer was featured in a late-breaking oral presentation at the 2024 SGO Annual Meeting on Women’s Cancer. Of the 15 heavily pre-treated patients with advanced ovarian cancer harboring a TP53 Y220C mutation, seven patients achieved a confirmed partial response with a seven-month median duration of response and a favorable safety profile.

First Quarter 2024 Financial Results

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PMV Pharma ended the first quarter with $213.1 million in cash, cash equivalents, and marketable securities, compared to $228.6 million as of December 31, 2023. Net cash used in operations was $16.2 million for the three months ended March 31, 2024, compared to $15.0 million for the three months ended March 31, 2023.
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Net loss for the quarter ended March 31, 2024, was $15.3 million compared to $19.1 million for the quarter ended March 31, 2023.
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Research and development (R&D) expenses were $13.2 million for the quarter ended March 31, 2024, compared to $15.1 million for the quarter ended March 31, 2023. The decrease in R&D expenses was primarily related to decreased contractual research organization costs, offset by increased personnel related costs and stock-based compensation.
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General and administrative (G&A) expenses were $5.0 million for the quarter ended March 31, 2024, compared to $6.4 million for the quarter ended March 31, 2023. The decrease in G&A expenses was primarily due to reduced spend for facility and operational expenses.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option on a tumor-agnostic basis and as a monotherapy, expectations regarding timing and success of the Phase 2 portion of the current clinical trial for rezatapopt, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2024, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 9, 2024, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$47,654	$37,706
Restricted cash	822	822
Marketable securities, current	150,285	165,351
Prepaid expenses and other current assets	3,699	3,530
Total current assets	202,460	207,409
Property and equipment, net	10,903	10,666
Marketable securities, noncurrent	15,120	25,505
Right-of-use assets	8,211	8,382
Other assets	182	190
Total assets	$236,876	$252,152
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$859	$3,237
Accrued expenses	10,319	9,940
Operating lease liabilities, current	880	852
Total current liabilities	12,058	14,029
Operating lease liabilities, noncurrent	12,142	12,434
Total liabilities	24,200	26,463
Stockholders’ equity:
Additional paid-in capital	538,078	545,468
Accumulated deficit	(325,273)	(310,003)
Accumulated other comprehensive (loss) income	(129)	224
Total stockholders' equity	212,676	225,689
Total liabilities and stockholders’ equity	$236,876	$252,152

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$13,186	$15,073
General and administrative	5,035	6,407
Total operating expenses	18,221	21,480
Loss from operations	(18,221)	(21,480)
Other income (expense):
Interest income, net	2,952	2,325
Other income (expense), net	(1)	27
Total other income (expense)	2,951	2,352
Loss before income taxes	(15,270)	(19,128)
Income taxes	—	—
Net loss	(15,270)	(19,128)
Unrealized (loss) gain on available for sale investments, net of tax	(319)	329
Foreign currency translation loss	(34)	—
Total comprehensive (loss) income	(353)	329
Total comprehensive loss	$(15,623)	$(18,799)
Net loss per share -- basic and diluted	$(0.30)	$(0.42)
Weighted-average common shares outstanding	51,445,862	45,773,357

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com